FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Amends Credit Agreement

TUCSON, AZ, July 7, 2008 - Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is reactivating copper mining at the Johnson Camp Mine in Arizona, today announced that it has agreed with Nedbank Limited on amending its credit agreement originally entered into on June 17, 2007.

The amended credit agreement continues to provide Nord Resources Corporation with a US$25 million secured term-loan credit facility to help facilitate the construction, start-up, and operation of Nord’s Johnson Camp Mine, as well as a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by Nord, with the aggregate amount of all term loans being US$25 million.

The amendment to the credit agreement extends the end of the period during which the term loans will be available from June 30, 2008 to December 31, 2008, and the due date of the first payment has been changed from December 31, 2008 to March 31, 2009. In addition, the loan repayments must now be made in 15 equal quarterly installments rather in 16 equal quarterly installments. Further, the amendment extends the completion period for the work necessary to bring the Johnson Camp Mine into full operation from July 2009 to October 2009.

About Nord Resources

Nord Resources Corporation explores, develops, and operates mineral properties. The company's primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona, which it is reactivating to produce copper. The company commenced commercial copper production from residual leaching of the existing ore heaps on February 1, 2008 and expects to reach full copper production at a rate of approximately 25 million pounds per annum in early spring 2009. For further information, please visit our website at www.nordresources.com.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca.